Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made by and between Edward J. Siciliano (“you”) and Marlin Business Services Corp. (the “Company”) and shall be effective as of the date on which you execute this Agreement as set forth below.

WHEREAS, your employment with the Company has been terminated pursuant to Section 3.01(b)(i) of the Marlin Business Services Corp. Severance Pay Plan for Senior Management (the “Plan”); and

WHEREAS, you are entitled to certain payments and benefits under the Plan, as modified by your Plan Participation Agreement, dated August 4, 2015, (the “Participation Agreement”), subject to your execution and delivery of this Agreement to the Company and your non-revocation of this Agreement following your execution.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.    Termination Date. Your employment with the Company shall terminate effective October 13, 2017 (the “Termination Date”).

2.    You shall receive on the Company’s next bi-weekly payday following the Termination Date any accrued but unpaid base salary through the Termination Date, less applicable taxes or other amounts required to be withheld pursuant to applicable law. You shall also receive on that date payment of $29,239.90, which is equal to twenty four and one quarter (24.25) accrued, but unused vacation days and paid time off days through the Termination Date, less applicable taxes or other amounts required to be withheld pursuant to applicable law. You will be entitled to receive any accrued, but unpaid vested benefits under the Marlin Leasing Corporation 401(k) Profit Sharing Plan & Trust (the “401(k) Plan”) as of your Termination Date, which amounts will be paid to you following your Termination Date in accordance with terms of the 401(k) Plan. Any equity awards which are vested as of your Termination Date will continue in accordance with the terms of such equity awards following your Termination Date and any equity awards that are outstanding as of your Termination Date which are not vested [will terminate and you will you have no further rights with respect to such unvested equity awards following your Termination Date]. No amounts are owed to you under the Company’s annual incentive plan for the Company’s 2016 fiscal year. Any expense reports must be submitted by your Termination Date, and the Company will reimburse you for any approved expenses as soon as administratively feasible in accordance with the Company’s policies and practices.

3.    Severance Payments and Benefits. Upon the Effective Date of this Agreement, your return of all Company property, and in consideration of the covenants and promises contained herein, including your release of all claims as set forth in Paragraph 5 below and your continued material compliance with the covenants and agreements set forth in Article V of the Plan, as modified by your Participation Agreement, as provided in Paragraph 8 below, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)    A cash payment in the aggregate amount of $470,249.98, which is equal to eighteen (18) months of your base salary (the “Severance Payment”). The Severance Payment, less applicable taxes or other amounts required to be withheld pursuant to applicable law, will be paid to you in substantially equal installments payable to you in accordance with the Company’s regular payroll schedule during the eighteen (18) month period (the “Severance Period”) following your Termination Date; provided that this Severance Payment will commence within sixty (60) days following your Termination Date and each successive installment will be paid on successive payroll dates thereafter for the remainder of the Severance Period. Any portion of the Severance Payment not paid during the sixty (60) day period will be paid in a lump sum on the date that the installment payments commence in accordance with the immediately preceding sentence.

(b)    A cash payment equal to your pro rata annual incentive bonus for the Company’s 2017 fiscal year, which pro-ration will be determined by multiplying (x) a fraction, (A) the numerator of which is the number of days you worked for the Company during such fiscal year (i.e., 286 days) and (B) the denominator of which is 365, by (y) the annual incentive bonus, if any, that would be payable to you based on the actual performance for such fiscal year, as determined following the end of the fiscal year in accordance with the terms set for such annual incentive bonus program. The pro rata annual incentive bonus, if any, payable under this Paragraph 3(b) shall be paid on the same date on which such bonus, if any, would have been paid you under the bonus plan if your employment had not terminated on the Termination Date.

(c)    A cash payment in the amount of $235,125.00, which is equal to your target bonus under the Company’s annual incentive plan for the fiscal year in which your Termination Date occurs (the “Bonus Payment”). The Bonus Payment, less applicable taxes or other amounts required to be withheld pursuant to applicable law, will be paid to you in substantially equal installments payable to you in accordance with the Company’s regular payroll schedule during the Severance Period following your Termination Date; provided that this Bonus Payment will commence within sixty (60) days following your Termination Date and each successive installment will be paid on successive payroll dates thereafter for the remainder of the Severance Period. Any portion of the Bonus Payment not paid during the sixty (60) day period will be paid in a lump sum on the date that the installment payments commence in accordance with the immediately preceding sentence.

(d)    Provided that you properly elect to continue coverage under the Company’s health insurance plans, in accordance with the terms and conditions provided for in such plans and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Severance Period, you will continue to be eligible to participate in the Company’s medical, dental, vision and prescription drug plans in which you were participating (along with your spouse and eligible dependents) immediately prior to Termination Date, subject to such changes to the terms of such plans as the Company determines shall apply to employees of the Company, generally; provided that such participation is permissible under COBRA and further provided that you are required to pay the full monthly COBRA premium for such coverage and the Company will reimburse to you, on a monthly basis, an amount equal to such monthly COBRA premium that you are required to pay for such coverage, less the amount that you would be required to pay for such coverage if you were employed by the Company at such time. In the event that prior to the end of the Severance Period (A) you obtain full-time employment or (B) you cease to pay the applicable monthly COBRA premium, the monthly reimbursements shall immediately terminate and the Company shall have no further obligations to reimburse you for such monthly premiums. You shall notify the Company’s General Counsel if you obtain full-time employment during the Severance Period. The reimbursements will commence within sixty (60) days following your Termination Date and each successive installment will be paid on each successive Company payroll date that occurs after the monthly premium is due for the remainder of the Severance

Period. Any reimbursements not paid during the sixty (60) day period will be paid in a lump sum on the date that the reimbursement payments commence in accordance with the immediately preceding sentence. The period of continuation of group health plan coverage under COBRA runs concurrently during the Severance Period.

You acknowledge and agree that unless you execute this Agreement, and do not revoke this Agreement as set forth in Paragraph 17(c), you would not otherwise be entitled to receive the additional consideration set forth in this Paragraph 3; it being understood and agreed by you that by paying you such consideration, the Company is not making any admission or acknowledgement whatsoever that it is in any way obligated to pay you such consideration. You further acknowledge and agree that the payments set forth in Paragraph 2 constitute full satisfaction and accord for any and all obligations due and owing to you by the Company. You also acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and you have received all other entitlements due, including, paid time off, sick pay, vacation pay, and any paid and unpaid personal leave for which you were eligible and entitled. You further acknowledge that the Company has no obligation to pay any additional amounts other than the payment(s) described in Paragraph 3 of this Agreement and then only if you sign this Agreement and do not exercise your right to revoke this Agreement under Paragraph 17(c). You further acknowledge that the Company has the right to discontinue the Severance Benefits in this Paragraph under the conditions set forth in Section 3.04 of the Plan in the event of material misconduct by you.

4.    Non-Admission. You acknowledge and agree that neither the execution of this Agreement nor the terms of this Agreement constitute evidence of any wrongdoing on the part of the Company or the Releasees (as defined below), or as any admission of liability or of the validity of any claim released hereunder.

5.    General Release. In consideration of the Severance Benefits set forth in Paragraph 3, you, on behalf of yourself, your spouse, domestic partner, children, agents, assignees, heirs,

executors, administrators, beneficiaries, trustees, legal representatives, and assigns, hereby waive, discharge, and release the Company and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related companies, and their respective predecessors, successors, employee benefit plans, and present and former directors, officers, members, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, in their individual and representative capacities (collectively, the “Releasees”), from any and all actions, causes of action, obligations, liabilities, claims and demands you may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, from the beginning of time until the date you sign this Agreement.

Without limiting the generality of the foregoing, this waiver, discharge, and release includes, but is not limited to: any claims based on your employment with the Company or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise); any claims for negligence, defamation or intentional tort; any claims for employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, pregnancy, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status or marital status; to the extent legally capable of being waived, any claims based upon or arising under any federal, state, or local laws or regulations, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act; the Employee Retirement Income Security Act,; the Family and Medical Leave Act; the New Jersey Law Against Discrimination (N.J. Stat. Ann. §10:5-1 et seq.) and the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §34:19-3 et seq.).

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have to workers’ compensation or unemployment benefits; (iii) any claim to vested benefits under the written terms of the 401(k) Plan; (iv) any claim incurred during your employment that is payable under any applicable welfare plan or any employer-insured liability plan; (v) any claim or right you may have to enforce the terms and provisions of this Agreement; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right to indemnification, advancement of legal expenses, or liability insurance coverage; or (viii) any claim that is not otherwise waivable by applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant the foregoing provisions in Paragraph 5, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 3 of this Agreement.

6.    Non-Disclosure. Except as provided in Paragraph 9, you agree not to discuss or disclose the existence and/or terms of this Agreement, including the amount or nature of the consideration provided to you under this Agreement, to any person other than your immediate family members and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure must first agree to keep said information confidential and not disclose it to others.

7.    No Future Employment. You agree that you will not at any time in the future seek employment with the Company and hereby waive any right that may accrue to you from any application for employment that you may make, or any employment that you may receive, notwithstanding this provision. By this Agreement, you agree that execution of this Agreement shall constitute good and sufficient cause to reject any application you may make for employment, or to terminate any employment you may receive, notwithstanding this Agreement. You further acknowledge and agree that the Company has no obligation to consider you for rehire or reinstatement with the Company or any other related companies.

8.    Survival of Certain Restrictive Covenants. Reference is hereby made to Article V of the Plan, as amended by your Participation Agreement which provides that your Restriction Period (as defined in the Plan) is eighteen (18) months, a copy of which has previously been provided to you. You understand and acknowledge that you are obligated to continue to comply with your covenants and agreements set forth in Article V of the Plan, as modified by your Participation Agreement and except as provided in Paragraph 9, including those covenants of yours contained therein relating to confidentiality, non-competition, non-solicitation of customers, non-recruitment of employees or contractors and non-disparagement, in accordance with the terms of those covenants and agreements.

9.    Permitted Conduct. Nothing in this Agreement shall prohibit or restrict you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any government or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directly to you individually (and not directed to the Company) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph, or to notify the Company that you have engaged in any such conduct.

10.    Non-Removal/Return of Company Property. You agree you will not remove or cause to be removed from the Company’s premises any confidential or proprietary information, including, but not limited to, Confidential Information as set forth in Section 5.01(b) of the Plan, and specifically, but not limited to, documents, equipment or other property (or copies thereof) belonging to the Company, its employees, customers or others doing business with the Company, and that you will return all such confidential or proprietary information, including, but not limited to Confidential Information, and specifically, but not limited to, documents, equipment or other property (or copies thereof), including, but not limited to, credit cards, identification and access cards, keys, computers, cellular telephones, pagers and other office equipment and Company property, immediately and no later than the date you sign and return this Agreement to the Company. Further, to the extent you made use of your own personal computing devices (e.g., PDA, laptop, thumb drives, cloud storage, personal email, etc.) during your employment with the Company, subject to any applicable litigation hold directive that you received and that remains in effect, you agree: (i) to return any Company property to the Company and permanently delete all Company property and information from such personal computing devices; or (ii) deliver such personal computing devices to the Company for review and permit the Company to delete or preserve as necessary all Company property and information from such personal computing devices immediately and no later than the date you sign and return this Agreement to the Company. By signing this Agreement, you also represent you have not provided any Company property, including any confidential or proprietary information or Confidential Information, to any third parties. Nothing in this Agreement or elsewhere shall restrict you from retaining, and using appropriately, (x) documents and information relating to your personal entitlements and obligations and (y) your rolodex (and electronic equivalents).

11.    Tax Withholdings. All amounts payable pursuant to this Agreement are subject to applicable tax withholdings. In addition, you are solely responsible for all taxes that may result from your receipt of the amounts payable and benefits to be provided to you under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended.

12.    Cooperation. You agree that upon the Company’s reasonable request to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.

13.    Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of New Jersey, without reference to the conflicts of law principles thereof.

14.    Arbitration; Jury Trial Waiver. Any and all disputes between you and the Company arising out of, relating to or concerning this Agreement, whether sounding in contract or tort or any other claim whatsoever, including disputes as to whether a dispute is arbitrable, shall be submitted exclusively to confidential, final and binding arbitration. Any such arbitration shall be conducted in Mount Laurel, New Jersey, and in accordance with the American Arbitration Association’s Employment Arbitration Rules or their equivalent then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. You and the Company specifically waive their respective right to a trial by jury for any dispute or controversy arising under or in connection with this Agreement.

15.    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and, except for those agreements otherwise specifically referenced herein, supersedes all existing agreements between them concerning such subject matter. You acknowledge that neither the Company nor any related entity has made any promises to you other than those contained in this Agreement. This Agreement may not be changed unless the change is in writing and signed by you and the Company.

16.    General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. This Agreement may be signed in counterparts. This Agreement is binding upon and will inure to the benefit of the parties and each of their heirs, executors, administrators, trustees, representatives, successors or assigns.

17.    Acknowledgements. You hereby acknowledge that:

(a)    Legal Counsel. The Company hereby informs you to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver. You understand that whether or not you do so is your decision.

(b)    Review Period. The Company has given you a reasonable period of twenty-one (21) days to review and consider this Agreement before signing it (the “Review Period”). You acknowledge and agree that you must sign and return the original Agreement to the Company, c/o Edward Dietz, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, N.J. 08054, no earlier than the Termination Date and no later than the end of the Review Period. If you fail to do so, this Agreement shall not be effective or enforceable, and you will not receive the Severance Benefits described in Paragraph 3.

(c)    Revocation Period. You may revoke this Agreement within seven (7) calendar days after the date on which you sign it, by delivering a written notice of revocation to the Company, c/o Edward Dietz, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, N.J. 08054.

(d)    Effective Date. If you revoke this Agreement, it shall not be effective or enforceable, and you will not receive, the payment described in Paragraph 3. This Agreement shall not become effective (“Effective Date”) until after: (a) the Company’s receipt of this Agreement, signed by you; and (b) the expiration of the seven-day revocation period as set forth above in this Paragraph 18(c).

(e)    Changes to Agreement. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period.

(f)    Knowing and Voluntary Agreement. By signing this Agreement, you acknowledge you have read this Agreement, understand it, and agree to its terms and conditions voluntarily, knowingly, of your own free will, and without duress or coercion.

(g)    ADEA Waiver. In exchange for your waiver, releases, and commitments set forth herein, including your release of claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations you are receiving pursuant to Paragraph 3 of this Agreement, exceed any payment, benefits or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein.

(h)    Violation of Certain Obligations. You acknowledge and agree that, in addition to any other remedies available to the Company at law or in equity, in the event you materially violate the obligations referenced in Paragraphs 6, 8, 10, or 12, and do not cure any such violation within 10 days after receiving notice from the Company describing the violation in reasonable detail and requesting cure, you shall forfeit any entitlement or right to[, and shall be obligated to return to the Company,] the payments and benefits described in Paragraph 3, except for One Thousand Dollars ($1,000), which you will retain as consideration of your release of claims pursuant to Paragraph 5 of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY AND IN ITS ENTIRETY BEFORE SIGNING. DO NOT SIGN THIS AGREEMENT UNLESS YOU UNDERSTAND AND AGREE WITH ALL OF ITS TERMS AND CONDITIONS.

YOU MUST SIGN THIS AGREEMENT AND RETURN IT TO THE COMPANY NO LATER THAN THE END OF THE REVIEW PERIOD.

IN WITNESS WHEREOF, you and an authorized signatory of the Company have executed this Agreement as of this 13th day of October, 2017.

MARLIN BUSINESS SERVICES CORP.:		ACCEPTED AND AGREED:

By:	/s/ Edward R. Dietz	/s/ Edward J. Siciliano
Name:	Edward R. Dietz	Edward J. Siciliano
Title:	Senior Vice President and General Counsel
Date:	October 13, 2017	Date: October 13, 2017

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